Exhibit 15.3

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global, was previously the independent registered public accounting firm for Ellomay capital Ltd. (the “Company”), and reported on the financial statements of the Company for the years ended December 31, 2010 and 2009. On December 20, 2011 we were dismissed. We have read the Company’s statements included under Item 16F of its December 31, 2011 Annual Report on Form 20-F, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global

Tel-Aviv, Israel April 5, 2012